Exhibit 5.1

September 30, 2014

EndoStim, Inc.

4041 Forest Park Avenue, Suite 220

St. Louis, Missouri 63108

Ladies and Gentlemen:

We have acted as special counsel to EndoStim, Inc., a Delaware corporation (the “Company”), in connection with the offering of shares of the Company’s common stock, par value $0.001, with a proposed maximum aggregate offering price of $44,160,000 including shares subject to the underwriters’ over-allotment option (collectively, the “Shares”) to be issued pursuant to the Registration Statement on Form S-1 (File No. 333-198594) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 5, 2014 (the “Registration Statement”). The Shares are to be sold by the Company in accordance with an Underwriting Agreement to be entered into by and between the Company and Wedbush Securities Inc., as the representative of the underwriters named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection herewith, we have examined:

(1)    the Registration Statement; and

(2)    the form of Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as currently in effect. In addition, we have also examined the Company’s Form of Amended and Restated Certificate of Incorporation, and the form of the Company’s Amended and Restated Bylaws, each of which has been filed as an exhibit to the Registration Statement and each of which will be in effect upon consummation of the offering, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Securities and Exchange Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

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EndoStim, Inc. September 30, 2014 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, at such times as the Shares are issued, all of the documents referred to in this opinion will have been duly authorized by, duly executed, delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all such parties will be duly organized and validly existing and will have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and assuming the due execution and delivery of the Underwriting Agreement by the Company and the underwriters named therein, and the receipt by the Company of all consideration therefor in the manner contemplated by the Underwriting Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We desire you to know that James L. Nouss, Jr., a partner of this Firm, beneficially owns less than one percent of the outstanding shares of the Company’s common stock and is the corporate secretary of the Company.

Very truly yours,

/s/ Bryan Cave LLP